As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CarParts.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0623433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4910 Airport Plaza Drive, Suite 300
Long Beach CA 90815
(Address of Principal Executive Offices) (Zip Code)

CarParts.com, Inc. 2026 Stock Incentive Plan
(Full title of the plan)

David Meniane
Chief Executive Officer
CarParts.com, Inc.
4910 Airport Plaza Drive, Suite 300
Long Beach, California 90815
(Name and address of agent for service)

(424) 702-1455
  (Telephone number, including area code, of agent for service)

Copy to:

David Marx Esq.
Dan Lyman Esq.
Dorsey & Whitney LLP
111 South Main Street, Suite 2100
Salt Lake City, UT 84111
(801) 933-7363

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the CarParts.com, Inc. 2026 Stock Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

The following documents of CarParts.com, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)
the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026;

(b)
the Company’s definitive proxy statement on Schedule 14A filed on March 31, 2026;

(c)
the Company’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2026;

(d)
the Company’s Current Report on Form 8-K filed with the SEC on March 25, 2026, May 11, 2026, May 11, 2026 and May 21, 2026; and

(e)
the description of the Company’s Common Stock, par value $0.001 per share, as contained in the Registration Statement on Form 8‑A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the description of our Common Stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

We also incorporate by reference into this registration statement all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the completion or termination of the offering. Notwithstanding the foregoing, unless expressly incorporated into this registration statement, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC. Any statements contained in a previously filed document incorporated by reference into this registration statement are deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

Item 4.
Description of Securities.

Not applicable.

Item 5.
Interests of Named Experts and Counsel.

Not applicable.

Item 6.
Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful. Our second amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

As permitted by the DGCL, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of ours or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7.
Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

Exhibit No.	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of CarParts.com, Inc. as filed with the Delaware Secretary of State on February 14, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007).

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of CarParts.com, Inc., dated as of July 27, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2020).

4.3	Amended and Restated Bylaws of CarParts.com, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2023).

4.4	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 2, 2006).

5.1*	Opinion of Counsel (opinion re legality).

23.1*	Consent of RSM US LLP (consent of independent registered public accounting firm).

23.2*	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

99.1*	CarParts.com, Inc. 2026 Stock Incentive Plan.

99.2*	Form of Stock Option Agreement

99.3*	Form of Restricted Stock Award Agreement

99.4*	Form of Restricted Stock Unit Award Agreement

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on June 1, 2026.

CARPARTS.COM, INC.

By:	/s/ David Meniane
Name: David Meniane
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Meniane as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Meniane	Chief Executive Officer and Director	June 1, 2026
David Meniane	(Principal Executive Officer)

/s/ Mark DiSiena	Interim Chief Financial Officer	June 1, 2026
Mark DiSiena	(Principal Financial Officer and Principal Accounting Officer)

/s/ Warren B. Phelps III	Chairman of the Board	June 1, 2026
Warren B. Phelps III

/s/ Lisa Costa	Director	June 1, 2026
Lisa Costa

/s/ Jay K. Greyson	Director	June 1, 2026
Jay K. Greyson

/s/ Nanxi Liu	Director	June 1, 2026
Nanxi Liu

/s/ Ana Dutra	Director	June 1, 2026
Ana Dutra